Exhibit (d)(6)

FIRST AMENDMENT TO CONFIDENTIALITY AGREEMENT

Eli Lilly and Company and Morphic Therapeutic, Inc., a Delaware Corporation, entered into a Confidentiality Agreement effective December 30, 2020 (“Agreement”), a copy which is attached to this amendment (“Amendment”) and made a part of hereof.

By this Amendment, the parties agree to extend the term of the Agreement for a period beginning December 30, 2021 and ending December 30, 2022.

Capitalized terms used herein will have the same meaning as defined in the Agreement. All other terms, obligations and conditions of the Agreement shall remain in full force and effect.

This Amendment, which shall be effective on the last date signed below, may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment. Scanned, electronic and facsimile signatures will be as binding as original signatures.

Eli Lilly And Company	Morphic Therapeutic, Inc.

/s/ Tricia Hayes	/s/ William DeVaul
Authorized Representative	Authorized Signature
Name: Tricia Hayes	Name: William DeVaul
Title: Contracts Administrator, Lilly Legal	Title: General Counsel
Date: December 16, 2021	Date: 12/15/2021